Exhibit 8.2

[PILLSBURY WINTHROP LLP LETTERHEAD]

December 19, 2003

Applied Molecular Evolution, Inc.
3520 Dunhill Street
San Diego, CA 92121

                Re: Registration Statement on Form S-4

Ladies and Gentlemen:

      We have acted as counsel to Applied Molecular Evolution, Inc., a Delaware corporation (“AME”), in connection with the preparation of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on December 19, 2003, as amended (the “Registration Statement”), with respect to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 21, 2003, by and among Eli Lilly and Company, an Indiana corporation (“Lilly”), Genesis Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lilly (“Merger Sub”), and AME. All capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

      For the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

1.	The Merger Agreement;

2.	The Registration Statement;

3.	Those certain tax representation letters of even date herewith delivered to us by AME, Lilly, and Merger Sub (the “Tax Representation Letters”); and

4.	Such other instruments and documents related to the information, organization and operation of AME, Lilly, and Merger Sub and to the consummation of the Merger, and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

a)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

b)	All representations, warranties and statements made or agreed to by AME, Lilly, and Merger Sub, their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

c)	All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

d)	The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law; and

e)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

      In addition, our opinion is subject to the qualifications, conditions, and assumptions in the discussion set forth under the heading “The Merger – Material United States Federal Income Tax Consequences” in the Registration Statement.

      Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

      Based solely on and subject to the foregoing, we are of the opinion that under current United States federal income tax law, although the discussion set forth in the Registration Statement under the heading “The Merger – Material United States Federal Income Tax Consequences” does not purport to summarize all possible United States federal income tax consequences applicable to the Merger, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences generally applicable to a holder of AME common stock who participates in the Merger.

      Based solely upon and subject to the foregoing, we are also of the opinion that under current United States federal income tax law, the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code.

      This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequences of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

      No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver of any material provision thereof. To the extent that the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

      Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

      We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the use of our name under the headings “The Merger – Material United States Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop LLP

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